UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 20, 2025
 NPK International Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-02960	72-1123385
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9320 Lakeside Boulevard,	Suite 100
The Woodlands,	Texas	77381
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (281) 362-6800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	NPKI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01     Entry into a Material Definitive Agreement.
On June 20, 2025, NPK International Inc., a Delaware corporation (the “Company”), as borrower, and certain of its subsidiaries, as guarantors, entered into a credit agreement (the “Credit Agreement”) with Bank of America, N.A., as administrative agent, swingline lender and a letter of credit issuer, and a group of lenders, including Bank of America, N.A. The Credit Agreement provides for a senior secured revolving credit facility with aggregate commitments of $150 million (the “Facility”) and contains within the Facility (a) a letter of credit sublimit of up to $10 million and (b) a swingline sublimit of up to $15 million. Proceeds of loans under the Facility may be used for working capital and other general corporate purposes. Subject to certain conditions, the Company may request that the lenders’ aggregate commitments under the Facility be increased by up to an additional $100 million (but the lenders are not required to agree to increase their respective commitments). The Facility and the loans made under the Facility are secured by a first priority lien on substantially all of the personal property of the Company and the guarantors (subject to customary exceptions and exclusions). The Facility will mature on June 20, 2030.
The Facility replaced the Existing Credit Agreement (as defined below). See Item 1.02. “Termination of a Material Definitive Agreement” below.
All extensions of credit are subject to the satisfaction by the Company of certain conditions precedent described in the Credit Agreement, including (i) the accuracy of representations and warranties made by the Company and the guarantors and (ii) the absence of any default or event of default under the Facility.
Amounts borrowed under the Facility bear interest, at the Company’s option, at either the Term SOFR rate (for 1, 3, or 6 months) plus a per annum applicable margin, or an alternate base rate plus a per annum applicable margin. The applicable margin for Term SOFR loans will initially be 1.75% and will increase (i) to 2.00% at any time the consolidated leverage ratio is greater than 1.00 to 1.00 but less than or equal to 2.00 to 1.00 and (ii) to 2.25% at any time the consolidated leverage ratio is greater than 2.00 to 1.00. The applicable margin rate for base rate loans will initially be 0.75% and will increase (i) to 1.00% at any time the consolidated leverage ratio is greater than 1.00 to 1.00 but less than or equal to 2.00 to 1.00 and (ii) to 1.25% at any time the consolidated leverage ratio is greater than 2.00 to 1.00. The Company is also required to pay a commitment fee, which initially will equal 0.25% per annum and will increase (i) to 0.30% per annum at any time the consolidated leverage ratio is greater than 1.00 to 1.00 but less than or equal to 2.00 to 1.00 and (ii) to 0.35% at any time the consolidated leverage ratio is greater than 2.00 to 1.00.
As used in the Credit Agreement (including in the financial covenants described below), consolidated leverage ratio is measured as a ratio of (x) consolidated funded indebtedness of the Company and its subsidiaries to (y) consolidated EBITDA of the Company and its subsidiaries for each period of four consecutive fiscal quarters.
For each letter of credit issued under the Facility, the Company is required to pay (a) a fee in an amount equal to the applicable margin for Term SOFR loans then in effect times the daily amount available to be drawn under each such letter of credit and (b) a “fronting” fee to the letter of credit issuing bank.
The Credit Agreement contains various representations, warranties and affirmative covenants, including reporting covenants (such as delivery of financial statements and certain certificates and notices of certain events) and covenants to provide additional guarantees and collateral in certain circumstances.
The Credit Agreement also contains various negative covenants that restrict or limit the ability of the Company and its subsidiaries to (among other things and subject to certain specified exceptions) incur indebtedness (including guarantees), grant liens, make investments, pay dividends or distributions with respect to capital stock or make other restricted payments, make prepayments on other indebtedness, engage in mergers or other fundamental changes, dispose of property, or change the nature of their business.
The Credit Agreement also requires that the Company’s consolidated leverage ratio not exceed 3.00 to 1.00 for any rolling four quarter period. However, if the Company undertakes an acquisition involving total consideration in excess of $50 million, the Company may choose to increase such maximum ratio to (i) 3.50 to 1.00 for the first two fiscal quarters after such acquisition and (ii) 3.25 to 1.00 for the third and fourth fiscal quarters after such acquisition. The Company may choose to increase such maximum ratio no more than two times during the life of the Facility.
The Credit Agreement also requires that the Company not permit its consolidated fixed charge coverage ratio to be less than 1.25 to 1.00 for any rolling four quarter period. The Credit Agreement generally defines the fixed charge coverage ratio as the ratio of (a) the Company and its subsidiaries’ consolidated EBITDA less the sum of (i) maintenance capital expenditures, (ii) cash taxes net of cash tax refunds and (iii) dividends or distributions with respect to capital stock or other restricted payments made (subject to certain exceptions) to (b) the sum of (i) consolidated interest charges of the Company and its subsidiaries (subject to certain exceptions described in the Credit Agreement) and (ii) scheduled principal payments made on borrowed money.
The Credit Agreement also includes various events of default (subject to certain materiality thresholds and/or grace periods), including non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations or warranties, cross-default to other material indebtedness, bankruptcy and insolvency events, invalidity or impairment of guarantees or security interests or invalidity of loan documents, certain ERISA events, unsatisfied or unstayed judgments and change of control.
Certain of the lenders under the Credit Agreement and their affiliates have in the past provided, and may from time to time in the future provide, commercial banking, financial advisory, investment banking and other services to the Company and/or its subsidiaries and affiliates.
The foregoing summary of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the complete terms of the Credit Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.
Item 1.02     Termination of a Material Definitive Agreement.
The Company, as a borrower, previously entered into a Second Amended and Restated Credit Agreement, dated as of May 2, 2022, with Bank of America, N.A., as administrative agent, a group of lenders, and certain other parties thereto from time to time (the “Existing Credit Agreement”). In connection with and substantially concurrently with entering into the Credit Agreement on June 20, 2025, the Company terminated all commitments under the Existing Credit Agreement.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information included in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.
Item 9.01     Financial Statements and Exhibits.
The Credit Agreement has been filed to provide investors with information regarding its terms. The agreement is not intended to provide any other information about us or our business or operations. In particular, the representations, warranties, and covenants contained in the agreement were made only for purposes of such agreement and, in certain circumstances, as of specific dates, and were solely for the benefit of the parties to the agreement. The assertions embodied in any representations, warranties, and covenants contained in the agreement may be subject to qualifications with respect to knowledge and materiality different from those applicable to investors and may be qualified by information in confidential disclosure schedules not included with the exhibits. These disclosure schedules may contain information that modifies, qualifies and creates exceptions to the representations, warranties and covenants set forth in the agreement. Moreover, certain representations, warranties, and covenants in the agreement may have been used for the purpose of allocating risk between parties, rather than establishing matters as facts. In addition, information concerning the subject matter of the representations, warranties and covenants may have changed after the date of the agreement, which subsequent information may or may not be fully reflected in our public disclosures. Accordingly, investors should not rely on the representations, warranties and covenants in the agreement as characterizations of the actual state of facts about us or our business or operations on the date hereof.
(d) Exhibits.

Exhibit No.	Description
10.1*
Credit Agreement dated June 20, 2025 by and among NPK International Inc. as Borrower, Bank of America, N.A., as Administrative Agent, Swingline Lender and an L/C Issuer, and the other Lenders party hereto.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.
* Certain exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish supplementally to the Commission a copy of any omitted exhibits or schedule upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NPK International Inc.
(Registrant)

Date:	June 23, 2025	By:	/s/ Gregg S. Piontek
Gregg S. Piontek
Senior Vice President and Chief Financial Officer
(Principal Financial Officer)